Exhibit 23.7
CONSENT
To: OceanaGold Corporation (the “Company”)
Re: Registration Statement on Form S-8 of the Company
The undersigned has reviewed and approved certain technical and scientific information (the “Reviewed Information”) contained in, referenced in, or incorporated by reference into the Form S-8 (as defined below).
The undersigned understands that the Company wishes to make reference to my name and the Reviewed Information in the Registration Statement on Form S-8 and any amendments or supplements and/or exhibits thereto or the documents incorporated by reference therein (collectively, the “Form S-8”). The undersigned further understands that the Company wishes to use extracts and/or information from the Reviewed Information in the Form S-8. The undersigned has been provided with a copy of the Form S-8 and has reviewed the proposed disclosures identified above.
Accordingly, in respect of the Form S-8, the undersigned does hereby consent to:
•the use of, and references to, my name, including my status as an expert or “qualified person”;
•the use of, and references to, the Reviewed Information in the Form S-8; and
•the use, in the Form S-8, of any quotation from, or summarization of, or extracts and information from the Reviewed Information, or portions thereof, that were prepared by the undersigned, that the undersigned supervised the preparation of and/or that the undersigned has reviewed and approved.

Dated: April 7, 2026

Craig Feebrey

/s/ Craig Feebrey
Craig Feebrey